NEWS RELEASE

October 30, 2018

NCR Announces Third Quarter 2018 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2018. Third quarter and other recent highlights include:

•	Revenue of $1.55 billion, down 7% as reported

•	Software revenue up 1% driven by cloud revenue growth of 6%

•	GAAP diluted EPS of $0.57; Non-GAAP diluted EPS of $0.58

•	Services revenue up 1% and gross margin expansion of 70 basis points

•	Announced planned acquisition of JetPay to expand our offerings to include end-to-end payment processing

•	Announcing program to achieve at least $100 million cost savings in 2019

“Our third quarter performance was in-line with our expectations and we continue working to build a stronger and more efficient NCR,” said Michael Hayford, President and Chief Executive Officer. “During the quarter, we made notable progress realigning our organization and addressing critical execution areas. We placed strategic emphasis on our supply chain and manufacturing operations, and our success to date positions us to achieve a significant ramp in ATM production during the fourth quarter.”

Mr. Hayford continued, “Our evaluation of our business has uncovered significant cost reduction opportunities in areas targeting spend optimization to improve margins. Moving forward, we will drive operational efficiencies through a targeted plan that we expect will result in at least $100 million cost savings in 2019. At the same time, we are enabling higher quality and faster deployment of solutions across our markets while remaining committed to becoming a leading software and services-led enterprise provider of vertical industry solutions. This is demonstrated through our pending acquisition of JetPay, which will enable NCR to fully integrate NCR Payments with our point of sale and capture this recurring revenue stream. Our leadership team is confident in our strategy and committed to continuing to take the steps necessary to accelerate our long-term growth potential and deliver increasing returns to our stockholders.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include free cash flow and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

Third Quarter 2018 Operating Results

Revenue
Third quarter revenue of $1.55 billion was down 7% year-over-year. Foreign currency fluctuations had an unfavorable impact on the revenue comparison of 2%.

The following table shows the revenue by segment for the third quarter:

$ in millions	2018	2017	% Change	% Change Constant Currency
Software License	$80	$79	1%	3%
Software Maintenance	92	95	(3%)	(2%)
Cloud	158	149	6%	6%
Professional Services	150	153	(2%)	—%
Software Revenue	$480	$476	1%	2%

Services Revenue	$616	$609	1%	4%

ATM	$237	$273	(13%)	(10%)
SCO	60	79	(24%)	(24%)
POS	157	221	(29%)	(28%)
IPS	—	5	(100%)	(100%)
Hardware Revenue	$454	$578	(21%)	(20%)

Total Revenue	$1,550	$1,663	(7%)	(5%)

Software revenue was up 2% on a constant currency basis driven by cloud revenue growth of 6%.

Services revenue was up 4% on a constant currency basis driven by hardware maintenance and implementation services growth, as well as continued momentum in managed service offerings.

Hardware revenue was down 20% on a constant currency basis. ATM revenue declined 10% on a constant currency basis primarily due to continued supply constraints, which improved throughout the quarter. ATM orders increased for the third consecutive quarter, which is expected to drive improved revenue performance in the fourth quarter. SCO revenue decreased 24% on a constant currency basis due to the timing of customer roll-outs. POS revenue decreased 28% on a constant currency basis in the quarter compared to growth of 18% on a constant currency basis in the prior year, which benefited from several large customer roll-outs.

Gross Margin
Third quarter gross margin of $410 million was down from $472 million in the prior year period. Gross margin rate was 26.5%, down from 28.4%. Third quarter gross margin (non-GAAP) of $425 million was down from $485 million in the prior year period. Gross margin rate (non-GAAP) was 27.4%, down from 29.2%. The decrease in gross margin, on a GAAP and non-GAAP basis, was primarily due to increased costs in the Hardware segment associated with alleviating supply chain constraints.

Expenses
Third quarter operating expenses of $285 million increased from $273 million in the prior year period. Third quarter operating expenses (non-GAAP) of $264 million increased from $251 million. The increase in operating expenses, on a GAAP and non-GAAP basis, was due to continued investment in the business to improve execution.

Operating Income
Third quarter income from operations of $125 million decreased from $199 million in the prior year period. Third quarter operating income (non-GAAP) of $161 million decreased from $234 million. Income from operations and operating income (non-GAAP) reflected lower profit in the Hardware segment and continued investment in the business.

Other (Expense)
Third quarter other (expense) and other (expense) (non-GAAP) of $53 million increased from $49 million compared to the prior year period partially due to higher interest rates and higher foreign currency losses.

Income Tax Expense (Benefit)
Third quarter income tax benefit of $15 million decreased from income tax expense of $31 million in the prior year period. The third quarter effective income tax rate was (21)% compared to 21% in the prior year period. Income tax decreased primarily due to lower income before taxes in the quarter, the impact of U.S. tax reform and tax restructuring transactions.

Third quarter income tax expense (non-GAAP) of $20 million decreased from $41 million in the prior year period. The third quarter effective income tax rate (non-GAAP) was 19% compared to 22% in the prior year period. Income tax (non-GAAP) decreased primarily due to lower income before taxes in the quarter and tax restructuring transactions.

Net Income from Continuing Operations Attributable to NCR
Third quarter net income from continuing operations attributable to NCR of $85 million decreased from $118 million in the prior year period. Third quarter net income from continuing operations attributable to NCR (non-GAAP) of $86 million decreased from $143 million in the prior year period.

Cash Flow
Third quarter cash provided by operating activities of $68 million decreased from cash provided by operating activities of $136 million in the prior year period. Free cash outflow was $22 million in the third quarter of 2018 as compared to an inflow of $48 million in the third quarter of 2017. The decreases were due to lower earnings in the third quarter of 2018, which we expect to improve in the fourth quarter.

Restructuring and Transformation Initiatives
Our previously announced restructuring and transformation initiatives continue to progress on track. In Services, our Mission One performance and profit improvement program continues to deliver revenue growth and margin expansion. In Hardware, we are continuing the move to a more variable cost structure by reducing the number of manufacturing plants and ramping up production with contract manufacturers.

However, in order to focus the organization on the strategic growth areas, we are announcing a spend optimization program to drive cost savings through operational efficiencies to generate at least $100 million of savings in 2019. These initiatives will create efficiencies in our corporate functions, reduce spend in the non-strategic areas and limit discretionary spending. We expect to incur a pre-tax charge of $75 million to $100 million over the next twelve months, with approximately $50 million incurred during the fourth quarter of 2018. The cash impact is expected to be $75 million to $100 million which will be paid in 2018 and 2019. The estimate of the pre-tax charge of $50 million has been included in our 2018 GAAP diluted earnings per share guidance.

Full Year 2018 Outlook

We are reaffirming our full year 2018 revenue guidance. Revenue is expected to be (1)% to (3)%. Our GAAP diluted earnings per share guidance is now expected to be $0.10 to $0.68 (previous guidance of $0.07 to $0.65) due to the impact of U.S. Tax Reform and the spend optimization program. We are reaffirming our non-GAAP diluted earnings per share guidance of $2.55 to $2.75. Non-GAAP diluted earnings per share guidance assumes an effective tax rate of 21% for 2018 compared to 25% in 2017. Additionally, we now expect cash flow from operations to be $640 million to $670 million (previous guidance of $690 million to $720 million) and free cash flow to be $250 million to $300 million (previous guidance of $300 million to $350 million). The reduction is due to higher working capital levels as we ramp production during the fourth quarter as well as the expected cash payments related to the spend optimization program.

2018 Third Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the third quarter 2018 results and guidance for full year 2018. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 1900963.

More information on NCR’s Q3 2018 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in banking and commerce solutions, powering incredible experiences that make life easier. With its software, hardware, and portfolio of services, NCR enables 760 million transactions daily across financial, retail, hospitality, travel, telecom and technology industries. NCR is headquartered in Atlanta, Ga., with 34,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR’s financial guidance and outlook (including the sections entitled “Full Year 2018 Outlook” and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures); NCR’s critical execution areas, areas of strategic focus, including supply chain and manufacturing operations and execution strategy; NCR’s expected areas of focus to drive growth and create long-term stockholder value; NCR’s quality and deployment of solutions; NCR’s software and services offerings; NCR’s plans to diversify revenue and streamline costs; expectations regarding NCR’s pending acquisition of JetPay; NCR's cost savings program and its expected benefits in 2019 and the fourth quarter of 2018; NCR’s global leadership; expectations regarding ATM production rates, ATM revenues and overall revenue in the fourth quarter of 2018; NCR’s expected free cash flow generation and capital allocation strategy; NCR’s earnings per share and the expected impact of U.S. Tax Reform on earnings per share; and the expected impact of NCR’s previously announced restructuring and transformation activities. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new U.S. tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment; manufacturing disruptions, including those caused by or related to outsourced manufacturing; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow and Free Cash Flow as a Percentage of Non-GAAP Net Income (or Free Cash Flow Conversion Rate). NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. NCR also describes the ratio of free cash flow to non-GAAP net income (or free cash flow conversion rate), which is calculated as free cash flow divided by non-GAAP net income. NCR’s management targets an annual free cash flow conversion rate at or above the range described in this release because management believes that a conversion rate at or above that range represents the efficient conversion of non-GAAP net income to free cash flow for its business. Free cash flow and free cash flow conversion rate do not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q3 2018	Q3 2017
Gross Margin (GAAP)	$410	$472
Transformation & Restructuring costs	9	1
Acquisition-related amortization of intangibles	6	12
Gross Margin (Non-GAAP)	$425	$485

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

	Q3 2018	Q3 2017
Gross Margin Rate (GAAP)	26.5%	28.4%
Transformation and Restructuring costs	0.5%	0.1%
Acquisition-related amortization of intangibles	0.4%	0.7%
Gross Margin Rate (Non-GAAP)	27.4%	29.2%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q3 2018	Q3 2017
Operating Expenses (GAAP)	$285	$273
Transformation and Restructuring costs	(7)	(4)
Acquisition-related amortization of intangibles	(14)	(17)
Acquisition-related costs	—	(1)
Operating Expenses (Non-GAAP)	$264	$251

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q3 2018	Q3 2017
Income from Operations (GAAP)	$125	$199
Transformation and Restructuring costs	16	5
Acquisition-related amortization of intangibles	20	29
Acquisition-related costs	—	1
Operating Income (Non-GAAP)	$161	$234

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q3 2018	Q3 2017
Income Tax Expense (Benefit) (GAAP)	$(15)	$31
Transformation and Restructuring costs	(8)	1
Acquisition-related amortization of intangibles	5	9
Impact of U.S. tax reform	38	—
Income Tax Expense (Non-GAAP)	$20	$41

Reconciliation of Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q3 2018	Q3 2017
Net Income from Continuing Operations Attributable to NCR (GAAP)	$85	$118
Transformation and Restructuring costs	24	4
Acquisition-related amortization of intangibles	15	20
Acquisition-related costs	—	1
Impact of U.S. tax reform	(38)	—
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$86	$143

Reconciliation of Diluted Earnings (Loss) Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (non-GAAP)

	Q3 2018 Actual	Q3 2017 Actual	Current FY 2018 Guidance (2)	Prior FY 2018 Guidance (2)
Diluted Earnings Per Share (GAAP) (1)	$0.57	$0.77	$0.10- $0.68	$0.07 - $0.65
Transformation & Restructuring costs	0.16	0.02	0.75 - 1.00	0.50 - 0.75
Asset impairment charges	—	—	1.16	1.16
Acquisition-related amortization of intangibles	0.10	0.13	0.42	0.42
Acquisition-related costs	—	0.01	0.05	0.05
Impact of U.S. tax reform	(0.25)	—	(0.27)	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.58	$0.93	$2.55- $2.75	$2.55 - $2.75

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and may or may not be significant.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q3 2018 QTD	Q3 2017 QTD	Current 2018 Guidance	Prior FY 2018 Guidance
Net cash provided by operating activities	$68	$136	$640 - $670	$690 - $720
Total capital expenditures	(78)	(79)	(330) - (350)	(330) - (350)
Net cash used in discontinued operations	(12)	(9)	(40)	(40)
Free cash (outflow) inflow	$(22)	$48	$250 - $300	$300 - $350

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (non-GAAP)

	Three months ended September 30, 2018
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (non-GAAP)
Software License	1%	(2)%	3%
Software Maintenance	(3)%	(1)%	(2)%
Cloud	6%	—%	6%
Professional Services	(2)%	(2)%	—%
Software	1%	(1)%	2%
Services	1%	(3)%	4%
ATM	(13)%	(3)%	(10)%
SCO	(24)%	—%	(24)%
POS	(29)%	(1)%	(28)%
IPS	(100)%	—%	(100)%
Hardware	(21)%	(1)%	(20)%
Total Revenue	(7)%	(2)%	(5)%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended September 30
	Three Months		Nine Months
	2018	2017	2018	2017
Revenue
Products	$534	$657	$1,585	$1,829
Services	1,016	1,006	3,019	2,905
Total Revenue	1,550	1,663	4,604	4,734
Cost of products	473	528	1,344	1,430
Cost of services	667	663	2,027	1,959
Total gross margin	410	472	1,233	1,345
% of Revenue	26.5%	28.4%	26.8%	28.4%
Selling, general and administrative expenses	226	220	732	678
Research and development expenses	59	53	190	178
Asset impairment charges	—	—	183	—
Income from operations	125	199	128	489
% of Revenue	8.1%	12.0%	2.8%	10.3%
Interest expense	(43)	(42)	(125)	(122)
Other (expense), net	(10)	(7)	(24)	(16)
Total other (expense), net	(53)	(49)	(149)	(138)
Income (loss) before income taxes and discontinued operations	72	150	(21)	351
% of Revenue	4.6%	9.0%	(0.5)%	7.4%
Income tax (benefit) expense	(15)	31	(20)	78
Income (loss) from continuing operations	87	119	(1)	273
(Loss) Income from discontinued operations, net of tax	(1)	—	(38)	5
Net income (loss)	86	119	(39)	278
Net income attributable to noncontrolling interests	2	1	2	1
Net income (loss) attributable to NCR	$84	$118	$(41)	$277
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$85	$118	$(3)	$272
Dividends on convertible preferred stock	(12)	(12)	(36)	(36)
Deemed dividend on modification of convertible preferred stock	—	—	—	(4)
Deemed dividend on convertible preferred shares related to redemption	—	—	—	(58)
Net (loss) income from continuing operations attributable to NCR common stockholders	73	106	(39)	174
(Loss) income from discontinued operations, net of tax	(1)	—	(38)	5
Net (loss) income attributable to NCR common stockholders	$72	$106	$(77)	$179
Net (loss) income per share attributable to NCR common stockholders:
Net (loss) income per common share from continuing operations
Basic	$0.62	$0.87	$(0.33)	$1.43
Diluted (1)	$0.57	$0.77	$(0.33)	$1.37
Net (loss) income per common share
Basic	$0.61	$0.87	$(0.65)	$1.47
Diluted (1)	$0.56	$0.77	$(0.65)	$1.41
Weighted average common shares outstanding
Basic	118.0	121.5	118.4	121.9
Diluted (1)	149.3	153.1	118.4	126.9

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended September 30
	Three Months				Nine Months
	2018	2017	% Change	% Change Constant Currency	2018	2017	% Change	% Change Constant Currency
Revenue by segment
Software	$480	$476	1%	2%	$1,410	$1,392	1%	1%
Software Gross Margin Rate	47.5%	50.4%			47.6%	50.2%
Services	616	609	1%	4%	1,827	1,754	4%	3%
Services Gross Margin Rate	26.8%	26.1%			25.6%	24.4%
Hardware	454	578	(21)%	(20)%	1,367	1,588	(14)%	(14)%
Hardware Gross Margin Rate	7.0%	14.9%			12.2%	16.8%
Total Revenue	$1,550	$1,663	(7)%	(5)%	$4,604	$4,734	(3)%	(3)%
Gross Margin Rate	27.4%	29.2%			28.3%	29.4%
Operating income (loss) by segment
Software	$127	$148			$351	$399
% of Revenue	26.5%	31.1%			24.9%	28.7%
Services	90	88			229	206
% of Revenue	14.6%	14.4%			12.5%	11.7%
Hardware	(56)	(2)			(106)	(1)
% of Revenue	(12.3)%	(0.3)%			(7.8)%	(0.1)%
Subtotal-segment operating income	$161	$234			$474	$604
% of Revenue	10.4%	14.1%			10.3%	12.8%
Other adjustments (1)	36	35			346	115
Total income from operations	$125	$199			$128	$489

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended September 30
	Three Months		Nine Months
In millions	2018	2017	2018	2017
Transformation and restructuring costs	$16	$5	$98	$26
Asset impairment charges	—	—	183	—
Acquisition-related amortization of intangible assets	20	29	64	86
Acquisition-related costs	—	1	1	3
Total other adjustments	$36	$35	$346	$115

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	September 30, 2018	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$334	$343	$537
Accounts receivable, net	1,309	1,272	1,270
Inventories	916	842	780
Other current assets	296	282	243
Total current assets	2,855	2,739	2,830
Property, plant and equipment, net	348	326	341
Goodwill	2,589	2,590	2,741
Intangibles, net	501	517	578
Prepaid pension cost	133	127	118
Deferred income taxes	488	472	460
Other assets	591	593	586
Total assets	$7,505	$7,364	$7,654
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$246	$160	$52
Accounts payable	804	711	762
Payroll and benefits liabilities	225	229	219
Contract liabilities	427	469	458
Other current liabilities	302	310	398
Total current liabilities	2,004	1,879	1,889
Long-term debt	2,881	2,952	2,939
Pension and indemnity plan liabilities	803	796	798
Postretirement and postemployment benefits liabilities	130	132	133
Income tax accruals	118	127	148
Other liabilities	261	258	200
Total liabilities	6,197	6,144	6,107
Redeemable noncontrolling interests	14	12	15
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.9, 0.8 and 0.8 shares issued and outstanding as of September 30, 2018, June 30, 2018 and December 31, 2017	846	834	810
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of September 30, 2018, June 30, 2018 and December 31, 2017	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 118.0, 117.7 and 122.0 shares issued and outstanding as of September 30, 2018, June 30, 2018 and December 31, 2017	1	1	1
Paid-in capital	19	—	60
Retained earnings	666	594	857
Accumulated other comprehensive loss	(242)	(224)	(199)
Total NCR stockholders' equity	444	371	719
Noncontrolling interests in subsidiaries	4	3	3
Total stockholders' equity	448	374	722
Total liabilities and stockholders' equity	$7,505	$7,364	$7,654

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended September 30
	Three Months		Nine Months
	2018	2017	2018	2017
Operating activities
Net income (loss)	$86	$119	$(39)	$278
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (income) from discontinued operations	1	—	38	(5)
Depreciation and amortization	78	91	249	263
Stock-based compensation expense	15	19	55	60
Deferred income taxes	(16)	15	(15)	19
Gain on sale of property, plant and equipment and other assets	(2)	(1)	(2)	(2)
Impairment of long-lived and other assets	—	1	193	1
Changes in assets and liabilities:
Receivables	(61)	(79)	(102)	(107)
Inventories	(94)	6	(182)	(120)
Current payables and accrued expenses	88	(39)	31	(132)
Contract liabilities	(36)	(30)	(36)	20
Employee benefit plans	(10)	(7)	(18)	(13)
Other assets and liabilities	19	41	(9)	8
Net cash provided by operating activities	68	136	163	270
Investing activities
Expenditures for property, plant and equipment	(34)	(38)	(104)	(81)
Proceeds from sales of property, plant and equipment	3	6	3	6
Additions to capitalized software	(44)	(41)	(130)	(125)
Other investing activities, net	(1)	—	(4)	—
Net cash used in investing activities	(76)	(73)	(235)	(200)
Financing activities
Short term borrowings, net	5	(3)	7	10
Payments on term credit facilities	(17)	(12)	(51)	(37)
Payments on revolving credit facilities	(420)	(495)	(1,433)	(1,110)
Borrowings on revolving credit facilities	445	480	1,608	1,335
Repurchases of Company common stock	—	—	(210)	(350)
Proceeds from employee stock plans	5	3	16	11
Tax withholding payments on behalf of employees	(1)	—	(30)	(24)
Other financing activities	—	—	—	(1)
Net cash provided by (used in) financing activities	17	(27)	(93)	(166)
Cash flows from discontinued operations
Net cash used in discontinued operations	(12)	(9)	(23)	(14)
Effect of exchange rate changes on cash and cash equivalents	(4)	4	(12)	16
Decrease in cash, cash equivalents, and restricted cash	(7)	31	(200)	(94)
Cash, cash equivalents and restricted cash at beginning of period	350	382	543	507
Cash, cash equivalents, and restricted cash at end of period	$343	$413	$343	$413